Exhibit 99.(a)(1)(A)

FIRST SOLAR, INC.

4050 EAST COTTON CENTER BOULEVARD

BUILDING 6, SUITE 68

PHOENIX, ARIZONA 85040

(602) 414-9300

This document constitutes part of a prospectus relating to the First Solar Holdings, LLC 2003 Unit Option Plan, covering securities that have been registered under the Securities Act of 1933.

OFFER TO AMEND ELIGIBLE OUTSTANDING STOCK OPTIONS

June 5, 2007

FIRST SOLAR, INC.

OFFER TO AMEND ELIGIBLE OUTSTANDING STOCK OPTIONS

THE OFFER EXPIRES AT 11:59 P.M., MST, ON

JULY 5, 2007, UNLESS THE OFFER PERIOD IS EXTENDED

As more fully described in the attached disclosure document for the Offer to Amend Eligible Outstanding Stock Options (the “Offering Memorandum”), First Solar, Inc. (“First Solar”) is offering the opportunity to amend, at the election of the applicable option holder, all or certain portions of certain stock options to purchase First Solar common stock held by the option holder to include new restrictions on the exercisability of these stock options in order to limit the potential adverse tax consequences that may apply to these stock options under Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and other interpretive guidance issued by the U.S. Internal Revenue Service (the “IRS”) thereunder.  We are making the offer (the “Offer”) upon the terms and subject to the conditions described in this Offering Memorandum, including the conditions described in Section 7 of this Offering Memorandum.

The stock options that are the subject of this Offer are those stock options that have each of the following characteristics (the “Eligible Options”):

•	stock options that were granted to an Eligible Optionee (defined below) under our 2003 Unit Option Plan (the “Plan”); and

•	stock options that were granted between May 1, 2004 and October 1, 2005, inclusive.

Please note that references to our common stock and stock options include our limited liability membership units and options to purchase such units for periods prior to our conversion into a corporation in February 2006.  In connection with that conversion, each option to purchase one limited liability membership unit was converted to an option to purchase one share of our common stock, subject to the same terms and conditions.

Only certain portions of the Eligible Options may be amended under the Offer.  The portion of the Eligible Option that is eligible to be amended under the Offer is the portion that has each of the following characteristics (the “Eligible Portion”):

•	the portion of the Eligible Option that is beneficially owned by the Eligible Optionee;

•	the portion of the Eligible Option that vested or is scheduled to vest on or after January 1, 2005; and

•	the portion of the Eligible Option that is still outstanding and unexercised when the Expiration Time (defined below) occurs.

The Eligible Options consist of stock options that were granted during a specified period of time prior to our initial public offering in November 2006.  There was no public trading market for our common stock prior to November 2006.  In the absence of a public trading market, the Board of Directors set the exercise price of the Eligible Options with a per share exercise price ranging from $2.06 to $4.33 (reflecting the 1 to 4.85 stock split on November 1, 2006).  First Solar is offering to amend the Eligible Options because the IRS may take the position that the Eligible Options were granted with an exercise price that was less than the fair market value per share of our common stock underlying the stock options on the stock options’ grant date (that is, the stock options may have been granted at a “discount” to the then-current fair market value of the underlying stock).

Please note that each of the portions of Eligible Options that (A) have already been exercised, (B) have expired or otherwise been cancelled or (C) are beneficially owned by someone other than the Eligible Optionee are not eligible for the Offer (collectively, the “Ineligible Portion”).  Any amendment of the Eligible Portion of your Eligible Options will not affect the Ineligible Portion of your Eligible Options.

In a separate mailing to be sent in connection with this Offering Memorandum, each Eligible Optionee will receive a personalized Addendum that describes his or her Eligible Option(s) (including the Eligible Portions thereof).  If you do not receive your personalized Addendum within 24 hours after receiving these Offering Memorandum materials, please contact John Bielinski at First Solar at (602) 414-9300.

All individuals who were granted an Eligible Option and who, as of the Expiration Time, are (1) current employees, executive officers, members of the Board of Directors of First Solar or other service providers and (2) subject to taxation in the United States may participate in the Offer (the “Eligible Optionees”).  If your employment with us terminates prior to the Expiration Time, you will no longer be an Eligible Optionee.

As described above, the IRS may take the position that the Eligible Options were granted at a discount from fair market value on the date of grant and therefore the Eligible Options may be subject to adverse tax consequences under Section 409A.  These consequences, discussed in greater detail in this Offering Memorandum, may include an obligation to pay, on each year in which the stock option is vested and regardless of whether these options are ever exercised, ordinary income tax at your usual rate, plus an additional 20% Federal tax, plus possible state taxes that duplicate the tax imposed under Section 409A, plus certain other state and Federal tax penalties as a result of the stock option being subject to Section 409A.  See Section 12, Material U.S. Federal Income Tax Consequences, beginning on page 23.  The Offer is being made to permit Eligible Optionees to address the potential adverse tax consequences that may apply to their Eligible Options under Section 409A, which was enacted as part of the American Jobs Creation Act of 2004, by amending such options with terms that we believe should avoid the application of such adverse tax treatment.

The Offer is an offer to amend the Eligible Portion of each Eligible Option as follows:  To the extent that an Eligible Option will become vested on or following January 1, 2008, such Eligible Option will not be exercisable prior to vesting and will expire on the earlier of (1) March 13, 2009 and (2) the applicable expiration date specified in the stock option agreement (including earlier expiration following a termination of service).  For example, if the Eligible Option vests on August 31, 2008, the Eligible Optionee will generally have until March 13, 2009 to exercise the Eligible Option.  The foregoing constitutes the “Amended Exercise Schedule”.

2

Any Eligible Option you elect to amend (each an “Amended Option” and collectively, the “Amended Options”) will have the same material terms and conditions as it did prior to the amendment, including the same exercise price and vesting schedule, except that it will expire on March 13, 2009, which is prior to the original expiration date, as provided in this Offer.  In general, the original expiration date of the Eligible Options is August 31, 2013, dependent upon continuous service with First Solar.

Regardless of the provisions of the stock option agreement or any employment or other agreement regarding limited periods for option exercise following termination of continuous service (whether on account of death, disability or other reason, including voluntary termination or involuntary termination by First Solar), which limited periods will generally still apply to Amended Options, the Amended Options must be exercised by March 13, 2009 (or by the fixed expiration date specified in the stock option agreement, if such fixed expiration date occurs prior to March 13, 2009).

You should be aware that the Amended Option will have a different expiration date than the existing Eligible Option.  By your electing to amend your Eligible Option to have the Amended Exercise Schedule, your Amended Option may expire earlier than it otherwise would have expired.

If you have not exercised your Amended Option by the applicable expiration date under the Amended Exercise Schedule (the “New Expiration Date”), the relevant portion of your Amended Option will expire and you will have no further rights to purchase such shares under the relevant portion of your Amended Option.

If you accept this Offer, First Solar will amend the Eligible Portion of those Eligible Options as to which you accepted the Offer, effective as of the Expiration Time (such date, the “Amendment Date,” is currently expected to be July 5, 2007 at 11:59 p.m., MST) to reflect the Amended Exercise Schedule (and associated New Expiration Date).  You will receive a document entitled “Confirmation of Amendment” from First Solar promptly after the Amendment Date.  The amendment of the Eligible Portion of an Eligible Option pursuant to this Offer will not materially affect the existing terms and conditions of such option (other than as to the exercise schedule and expiration date).  For the avoidance of doubt, any Amended Option will continue to be subject to the same exercise price and vesting schedule as in effect prior to the amendment pursuant to this Offer.

We will assess whether we are permitted to make the Offer in all jurisdictions.  If we determine that we are not legally able to make the Offer in a particular jurisdiction, we reserve the right to withdraw the Offer in that particular jurisdiction.  If we withdraw the Offer in a particular jurisdiction, the Offer will not be made to, nor will requests for amendments be accepted from, or on behalf of, Eligible Optionees in such jurisdiction.  At our discretion, however, we may take any actions necessary for us to make the Offer legally available to Eligible Optionees in any jurisdiction.

3

You are not required to tender any of your Eligible Options for amendment.  If you have more than one Eligible Option, you may choose to tender some or all of your Eligible Options.  With respect to any individual Eligible Option, you must tender all or none of the underlying shares subject to the Eligible Portion of the applicable Eligible Option.  You should be aware that adverse tax consequences under Section 409A may apply to your Eligible Option if it is not amended pursuant to this Offer and if the IRS takes the position that the Eligible Options were granted at a discount from fair market value on the date of grant.  You will be solely responsible for any taxes, penalties or interest payable under Section 409A (and state laws of similar effect).  Before deciding whether to tender your Eligible Options for amendment, you should carefully review this Offering Memorandum, the accompanying Election Form (Exhibit A), the forms of Notice of Change of Election (Exhibits B and C) and your personalized Addendum, as well as the information on First Solar’s business and financial status to which we refer you in this Offering Memorandum.

ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS, INCLUDING THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS, MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD PARTICIPATE IN THE OFFER AND AMEND YOUR ELIGIBLE OPTIONS.  YOU MUST MAKE YOUR OWN DECISION WHETHER TO AMEND YOUR ELIGIBLE OPTIONS.  YOU SHOULD CAREFULLY REVIEW THIS OFFERING MEMORANDUM IN ITS ENTIRETY BEFORE DECIDING WHETHER TO ELECT TO AMEND YOUR ELIGIBLE OPTIONS.  WE RECOMMEND THAT YOU CONSULT WITH YOUR TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES OF ELECTING OR DECLINING TO PARTICIPATE IN THE OFFER.

Shares of our common stock are traded on The NASDAQ Global Market (“Nasdaq”) under the symbol “FSLR.”  On June 1, 2007, the closing price of our common stock as reported on Nasdaq was $68.17 per share.  As of June 1, 2007, options to purchase 4,550,334 shares of our common stock were issued and outstanding under the Plan, including the Eligible Portions of Eligible Options to purchase up to 2,142,751 shares of our common stock.  This Offer is not conditioned upon the acceptance of the Offer with respect to a minimum number of Eligible Options.

You should direct questions about the Offer and requests for assistance in completing the necessary forms to John Bielinski at First Solar at (602) 414-9300.  You are encouraged to consult your personal legal, investment, financial and/or tax advisor for guidance specific to your situation.

This transaction has not been approved or disapproved by the Securities and Exchange Commission (“SEC”), nor has the SEC passed upon the fairness or merits of such transaction or upon the accuracy or adequacy of the information contained in this document.  Any representation to the contrary is a criminal offense.  In the event of any conflict between this documentation and the rules of the Plan or any applicable legislation, the rules or legislation (as the case may be) will take precedence.  All references to taxation consequences are for guidance only.  We recommend that you consult with your tax advisor to determine the tax consequences of electing or declining to participate in the Offer.

4

IMPORTANT

Whether you accept the Offer or not, you must complete and submit an election form (“Election Form”) for your Eligible Options.  Your Election Form must be submitted by hand-delivery or email and received by First Solar before 11:59 p.m., MST, on Thursday, July 5, 2007 (or a later termination date if we extend the Offer) (the “Expiration Time”).  Any Election Form not received by the Expiration Time will be disregarded.  If we do not receive your completed Election Form by the Expiration Time, you will have been deemed to decline to participate in the Offer.

We have not authorized any person to make any recommendation on our behalf as to whether you should amend your Eligible Option pursuant to the Offer.  We have not authorized anyone to give you any information or to make any representation in connection with the Offer other than the information and representations contained in this document.  If anyone makes any such recommendation or representation to you or gives you any such information, you must not rely upon that recommendation, representation or information as having been authorized by First Solar.

5

TABLE OF CONTENTS

SUMMARY OF TERMS AND FREQUENTLY ASKED QUESTIONS	1

RISK FACTORS RELATING TO THE OFFER	8

THE OFFER	10

1.	ELIGIBLE OPTIONEES; ELIGIBLE OPTIONS; THE PROPOSED AMENDMENT; 2003 UNIT OPTION PLAN; THE AMENDED OPTIONS; EXPIRATION AND EXTENSION OF OFFER.	10

2.	PURPOSE OF THE OFFER.	14

3.	STATUS OF ELIGIBLE OPTIONS NOT EXCHANGED FOR AMENDED OPTIONS.	16

4.	PROCEDURES FOR AMENDING ELIGIBLE OPTIONS.	16

5.	CHANGE IN ELECTION.	18

6.	ACCEPTANCE OF ELIGIBLE OPTIONS FOR AMENDMENT.	19

7.	CONDITIONS OF THE OFFER.	19

8.	PRICE RANGE OF COMMON STOCK.	20

9.	INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS INVOLVING OPTIONS.	20

10.	ACCOUNTING CONSEQUENCES OF THE OFFER.	22

11.	LEGAL MATTERS; REGULATORY APPROVALS.	23

12.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.	23

13.	EXTENSION OF OFFER; TERMINATION; AMENDMENT.	25

14.	FEES AND EXPENSES.	26

15.	INFORMATION ABOUT FIRST SOLAR.	26

16.	ADDITIONAL INFORMATION.	29

17.	FORWARD-LOOKING STATEMENTS; MISCELLANEOUS.	30

Exhibit A - Election Form
Exhibit B - Notice of Change in Election Form from Accept to Reject
Exhibit C - Notice of Change in Election Form from Reject to Accept
Exhibit D - Form of Addendum

OFFERING MEMORANDUM

FOR

OFFER TO AMEND ELIGIBLE OUTSTANDING STOCK OPTIONS

SUMMARY OF TERMS AND FREQUENTLY ASKED QUESTIONS

The following are answers to some of the questions that you may have about the Offer to Amend Eligible Outstanding Stock Options.  First Solar, Inc. (“First Solar”) is offering the opportunity to amend, at the election of the applicable option holder, certain portions (the “Eligible Portion”) of certain options (the “Eligible Options”) to purchase First Solar common stock granted under our 2003 Unit Option Plan (the “Plan”).  As described in Section 1 of this Offer to Amend Eligible Outstanding Stock Options (the “Offering Memorandum”), the Eligible Portion of the Eligible Options, as amended (such options as amended, “Amended Options”), will initially be unexercisable and will become exercisable only during certain time periods.  The other material terms and conditions of the Amended Options, including the exercise price and any current vesting schedule, will not be affected by the amendment.  We are making the Offer on the terms and subject to the conditions described in this Offering Memorandum, which, together with the accompanying Election Form (Exhibit A), form of Notice of Change of Election (Exhibits B and C) and the personalized Addendum (Exhibit D) that will be provided to each Eligible Optionee, as they may be amended from time to time, constitute the “Offer”.  The Offer is not conditioned on the acceptance of the Offer by a minimum number of option holders or the tender of elections to amend options covering a minimum number of shares.

We urge you to read carefully the remainder of this Offering Memorandum and the accompanying documents as well as the information to which we refer you because the information in this summary is not complete.  The Offer is made subject to the terms and conditions of these documents, as they may be amended.  We have included references to the relevant sections of the Offering Memorandum where you can find a more complete description of the topics in this summary.

Who is eligible to participate in the Offer?

All individuals who were granted an Eligible Option and who, as of the Expiration Time, are (1) current employees, executive officers, members of the Board of Directors of First Solar or other service providers and (2) subject to taxation in the United States may participate in the Offer (the “Eligible Optionees”).

What if my employment with First Solar ends before the Expiration Time of the Offer?

If your employment with us terminates prior to the Expiration Time, you will no longer be an Eligible Optionee.

Which options are First Solar offering to amend?

We are offering to amend Eligible Options that are currently outstanding under the Plan.  You can elect to amend Eligible Portions of your Eligible Options if you are an Eligible Optionee, and if the proposed amendment is otherwise permissible under applicable law.  See Section 1 of the Offering Memorandum.

Why is First Solar making the Offer?

The U.S. Internal Revenue Service (the “IRS”) may take the position that the Eligible Options were granted under the Plan with an exercise price that was less than the fair market value per share of the First Solar common stock underlying such options on their grant date (that is, they may have been granted at a “discount” to the then-current fair market value of the underlying stock), and therefore, such options may be subject to adverse tax consequences under Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other interpretive guidance issued by the IRS thereunder.  Section 409A of the Code, which was generally effective as of January 1, 2005, was added by the American Jobs Creation Act of 2004 (the “AJCA”) to address perceived abuses in deferred compensation by restricting election and distribution alternatives.  Under the AJCA, deferred compensation includes stock options with an exercise price less than fair market value, to the extent such options were unvested as of January 1, 2005.

We believe that the following adverse U.S. Federal tax consequences could apply to stock options that are deemed to be nonqualified deferred compensation under Section 409A:

•
The option holder would recognize taxable income the year in which the stock option vests.  The amount of income recognized in connection with the vesting of the stock option will be equal to the fair market value of the newly vested shares as of December 31 of the year of vesting less the exercise price payable for those shares.

•	The option holder would incur a twenty percent (20%) tax in addition to ordinary income tax on the income recognized in connection with the vesting of the stock option.

•	The option holder would also be liable for interest at a penalty rate if the taxes are not paid on a timely basis.

•
The option holder may also be liable for additional income taxes and penalty taxes and interest on increases in the value of option shares that occur after the applicable year of vesting until the stock option is exercised or expires.

First Solar would be required to report income subject to penalties and make applicable withholdings on such income if it is determined that the Eligible Options are deemed to be nonqualified deferred compensation.

Taxation would occur in such manner even though the stock option remains unexercised.  While it is not certain how any future annual increases in value would be measured, such taxation could be based on the value of the shares on December 31 of the applicable year.

Certain states have adopted provisions similar to Section 409A under state tax law, and for option holders subject to income taxation in such states, the total penalty tax could be up to 40% (a 20% Federal penalty tax and up to a 20% state penalty tax).  This penalty tax would be in addition to ordinary state and Federal income tax.

What is First Solar doing with respect to my Eligible Option in light of Section 409A?

Section 409A and the regulations and other interpretive guidance issued by the IRS thereunder provide that discount stock options must have fixed exercise dates to avoid early income recognition and an additional 20% tax or must otherwise qualify for an exemption from Section 409A, such as the exemption for short-term deferrals.  Accordingly, we are offering to amend the Eligible Portion of each Eligible Option to change the stock option expiration date identified in your original grant agreement to a date that is expected to qualify the stock option for the short-term deferral exemption from Section 409A.  Following amendment of the Eligible Portion of an Eligible Option, the latest expiration date will be March 13, 2009 (the “New Expiration Date”).

Amending your stock option agreement such that portions of the stock option will expire as set forth above will reduce the time in which you have to exercise the stock options, but it also may minimize or eliminate your exposure to Section 409A liability in respect of your Eligible Options.  Please keep in mind that any exercise of your Amended Option must be completed prior to or on the New Expiration Date.  For example, an Amended Option with a portion expiring on March 13, 2009 must be exercised on that date, at the latest.  If the Amended Option is not exercised by that date, it will expire.  See Section 1 of the Offering Memorandum.

Where can I find out if I have an Eligible Option?

Details of your Eligible Options are included in your personalized Addendum sent in connection with this Offering Memorandum.  A form of the Addendum is attached as Exhibit D to this Offering Memorandum.

What happens if the exercise period of my Amended Options changes due to termination of my continuous service?

In the event of a termination of your continuous service, including by reason of death or disability, the period in which you may exercise your Amended Options will be limited by the exercise and termination dates contained in this Offer as well as those that may arise pursuant to your stock option agreement(s).  For example, if your continuous service terminates, you would have to exercise your Amended Options that have vested up to the termination date, by the earlier of (a) within 180 days following the date of termination of continuous service and March 13, 2009.  See Section 1 of the Offering Memorandum.

If I live outside of the United States, may I participate in the Offer?

If you are subject to taxation on your Eligible Option in the United States, you may be an Eligible Optionee.  In order to be an Eligible Optionee, you must also meet certain other criteria.  See Section 1 of the Offering Memorandum.

Can I accept the Offer as to shares of First Solar common stock that I currently hold as a result of exercising my options in the past?

No.  The Offer relates only to the Eligible Portions of your Eligible Options.  You may not exchange shares of First Solar common stock in the Offer.

What happens to the portion of my Eligible Option that I have already exercised?

Pursuant to the transitional relief and regulations which the United States Treasury Department and the IRS have provided under Section 409A, if you exercised your Eligible Option (or portion thereof) on or prior to December 31, 2005, that exercised portion should not be subject to potential adverse tax consequences under Section 409A.

However, at this time, no such relief has been provided with respect to an Eligible Option (or the portion thereof) that was exercised after December 31, 2005, and such exercised Eligible Option (or portion thereof) may still be subject to adverse tax consequences under Section 409A.

Based on our records, no Eligible Options have been exercised.

Are there conditions to the Offer?

The Offer is subject to a number of conditions, which are described in Section 7 of the Offering Memorandum.  If any of these conditions exist, we may decide to reject or postpone the acceptance of the Eligible Options that you elected to amend, or we may terminate or amend the Offer.  A summary of these conditions is as follows:

•	if First Solar is required by the SEC or other regulatory agency to extend the time the Offer is scheduled to expire (the “Expiration Time”) beyond 11:59 p.m., MST, on July 5, 2007; or

•	if regulatory or legal actions threaten the validity or existence of, or the ability of First Solar to complete, the Offer.

The Offer, however, is not conditioned on the acceptance of the Offer by a minimum number of option holders or the tender of elections to amend options covering a minimum number of shares.  See Section 7 of the Offering Memorandum.

May I elect to amend a portion of my Eligible Options?

If you have more than one Eligible Option, you may choose to tender some or all of your Eligible Options.  However, with respect to any individual Eligible Option, you must tender all or none of the shares subject to the Eligible Portion of that Eligible Option.  See Section 1 of the Offering Memorandum.

May I amend options that are not Eligible Options?

No.  You may only amend Eligible Options you hold.

Will the vesting of my Eligible Option change if I participate in the Offer?

No.  Your Eligible Options, as amended by the Offer, will continue to be subject to the same vesting schedule as in effect prior to the amendment of your Eligible Option.  See Section 1 of the Offering Memorandum.

Will I be eligible to receive future option grants if I elect to amend my Eligible Option?

While acceptance of the Offer will not, by itself, entitle you to receive any future option grants, regardless of whether you amend your Eligible Option, you may be eligible to receive future option grants in accordance with standard policies of First Solar relating to performance and/or promotion.

If I elect to amend my Eligible Option, will my election affect other components of my compensation?

Your decision to accept or reject the Offer will not affect your future compensation.  Your acceptance or rejection of the Offer also will not affect your ability to receive stock or option grants in the future.  Also, see the response to the above question,“Will I be eligible to receive future option grants if I amend my Eligible Option?”

Will amending the expiration date of my Eligible Option affect the return I will realize on that Eligible Option?

Amending the expiration date of your Eligible Option may affect the return you might have realized if you did not accept the Offer, as it may reduce the time in which you have to exercise the stock option.

When does the Offer expire? Can the Offer be extended, and if so, how will I know if it is extended?

The Offer expires on Thursday, July 5, 2007, at 11:59 p.m., MST, unless First Solar extends it.

Although First Solar does not currently intend to do so, it may, in its discretion or as required, extend the Offer at any time.  If First Solar extends the Offer, First Solar will announce the extension no later than 11:59 p.m., MST, on Thursday, July 5, 2007.  See Section 13 of the Offering Memorandum.

What do I need to do to amend my Eligible Option?

Whether or not you accept the Offer, you must make your election by following the directions set forth in Section 4 of the Offering Memorandum and delivering your signed Election Form (on which you have indicated your desire to amend or not amend your Eligible Option) to First Solar before the Expiration Time.  Election Forms may be hand-delivered or scanned and e-mailed to First Solar via your local Human Resources Department.

Election Forms must be received before 11:59 p.m., MST, on Thursday, July 5, 2007 (or a later expiration date if First Solar extends the Offer).  Election Forms not received by First Solar prior to or by 11:59 p.m., MST, on Thursday, July 5, 2007, even if sent prior to or on July 5, 2007, will be disregarded.

If you elect to participate in the Offer, you will receive a confirmation of amendment to your existing option grant after the Expiration Time.

YOU SHOULD REVIEW THE OFFERING MEMORANDUM, THE ELECTION FORM AND ALL OF THE RELATED ATTACHMENTS BEFORE MAKING YOUR ELECTION.

Can I change my previous election?

You may change your previous election at any time before 11:59 p.m., MST, on Thursday, July 5, 2007.  If we extend the Offer beyond that time, you may change your previous election at any time until the extended Expiration Time.  To change your election, please follow the directions set forth in Section 5 of the Offering Memorandum.

A Notice of Change in Election form must be received before 11:59 p.m., MST, on Thursday, July 5, 2007 (or a later expiration date if we extend the Offer).  Notice of Change in Election forms not received by First Solar prior to July 5, 2007 (or a later expiration date if we extend the Offer), even if sent prior to July 5, 2007 (or a later expiration date if we extend the Offer), will be disregarded.  Please allow time for delivery when sending your Notice of Change in Election Form.  If you change your election from reject to accept, you will also be required to fill out and deliver a new Election Form.  You may change your election more than once.  See Section 5 of the Offering Memorandum.

Am I required to participate in the Offer?

No.  Participation in the Offer is voluntary and you are not required to amend any of your Eligible Options.  However, at this time, we are not considering making any additional offers or providing Eligible Optionees with additional opportunities to amend their Eligible Options to avoid the potential adverse tax consequences of Section 409A.

What happens to my Eligible Option if I do not accept the Offer?

If you do not accept the Offer, you will keep your current Eligible Option and no change will be made to such option pursuant to this Offer, including no change to the expiration date.  Adverse tax consequences under Section 409A may apply to your Eligible Option if it is not amended pursuant to this Offer and if the IRS takes the position that the Eligible Options were granted at a discount from fair market value on the date of grant.  You will be solely responsible for any taxes, penalties or interest payable under Section 409A (and any state laws of similar effect).  See Section 12 of the Offering Memorandum.

Under what circumstances would First Solar not accept my Eligible Option?

We currently expect that we will accept, promptly after the Expiration Time, all Eligible Options that are properly submitted and received for amendment and for which the election to amend has not been validly withdrawn.  We may, however, reject any or all Election Forms or Notice of Change in Election Forms to the extent that we determine they were not properly executed or delivered, to the extent that we determine it is unlawful to accept the Eligible Option elected for amendment or if certain conditions exist that, in our reasonable judgment, make it inadvisable to proceed with the Offer.  See Section 7 of the Offering Memorandum.

Does First Solar have a recommendation regarding the Offer?

Although the Board of Directors has approved the Offer, neither First Solar nor our Board of Directors, including the Compensation Committee, makes any recommendation as to whether you should participate in the Offer.  You must make your own decision as to whether to accept the Offer and amend the Eligible Portion of your Eligible Options.  You should carefully review this Offering Memorandum and all the exhibits hereto in their entirety before deciding whether to elect to participate in the Offer.  We strongly recommend that you consult with your personal financial, tax and legal advisors in order to determine whether to accept or decline this Offer.

Can anyone at First Solar help me decide whether I should participate in the Offer?

No.  We have not authorized any person to make any recommendation on our behalf as to whether you should amend your Eligible Option pursuant to the Offer.  We have not authorized anyone to give you any information or to make any representation in connection with the Offer other than the information and representations contained in this Offering Memorandum and the exhibits hereto.  If anyone makes any such recommendation or representation to you or gives you any such information, you must not rely upon that recommendation, representation or information as having been authorized by First Solar.  We strongly recommend that you consult with your personal financial, tax and legal advisors to determine the tax consequences of electing or declining to participate in the Offer.

Whom should I contact to confirm that my Election Forms have been received or if I have questions about the Offer?

You should direct inquiries to confirm receipt of Election Forms, questions about the Offer, requests for assistance in completing the related documents and requests for additional copies of this Offering Memorandum or related documents to John Bielinski at First Solar at (602) 414-9300.  For information regarding your vesting and/or exercise activity, please contact Inez Vertin.  Finally, you are encouraged to consult your personal financial, investment, legal and tax advisor for guidance specific to your situation.

RISK FACTORS RELATING TO THE OFFER

Participation in this Offer involves a number of potential risks.

This section highlights the material risks of accepting the Offer and tendering your Eligible Options for amendment.  You should carefully consider these risk factors relating to the Offer and the risk factors relating to our business and financial condition described below and contained in the documents incorporated by reference herein, and you should carefully read the remainder of this Offering Memorandum, as well as the Election Form and the Notice of Change of Election, before deciding to accept the Offer.

Economic Risks

If you participate in the Offer, your Amended Options will not be exercisable until at the earliest January 15, 2008, and once your Amended Options become exercisable, you will have a limited period of time in which to exercise them.

It is important that you understand that your ability to exercise the Amended Options may be substantially restricted compared to the Eligible Options that you currently hold.  While the new tax code provisions do create substantial penalties that may apply if you decide to hold the Eligible Options without amending them, you are at the same time amending the terms of options with real value and the Amended Options may expire earlier than the Eligible Options that you currently hold.  We can give you no assurance of what the market price of our common stock will be (or the liquidity or listing status on Nasdaq of our common stock) when your Amended Options become exercisable.

Tax Risks

Even if you accept the Offer and receive Amended Options, you may still be required to recognize income prior to exercise of your Amended Options or pay a 20% penalty and interest charge in respect of your Amended Options.

Because the IRS may take the position that your Eligible Options were issued with an exercise price lower than the fair market value of the underlying shares at the time of grant and because such options were not vested prior to January 1, 2005 and not exercised prior to January 1, 2006, such options may be subject to Section 409A.  The IRS regulations and guidance issued under Section 409A generally provides that you may be required to recognize taxable income the year in which such options are no longer subject to a substantial risk of forfeiture (for example, the year in which such options vest), and that you may recognize additional income until such options are exercised.  Such income would be taxable as ordinary income and would also be subject to a 20% penalty tax, plus certain other state and Federal tax penalties.

We believe that by accepting the Offer, you may avoid the adverse tax consequences with respect to your Eligible Options under Section 409A.

The tax treatment of discounted options under state tax law or the tax laws of other jurisdictions is not certain, and you may be required to recognize income prior to the exercise of your Eligible Option or pay an additional tax penalty and interest charge in respect of your Eligible Option under applicable state or foreign tax laws, even if you participate in the Offer.

It is possible that the Eligible Options may be subject to taxes that are imposed under applicable state tax laws that are similar to Section 409A.  Certain states have adopted provisions similar to Section 409A under state tax law and, as a result, you may incur additional taxes and penalties under such provisions with respect to your Eligible Options based on the state in which you are subject to income taxation.  It is not certain that participation in the Offer will help avoid the potential adverse tax consequences under such state tax laws that are similar to Section 409A.

In addition, if you are subject to the tax laws in more than one jurisdiction, you should be aware that tax consequences of more than one jurisdiction may apply to your Eligible Option as a result of your participation in the Offer.

Section 12 of this Offering Memorandum describes the material U.S. Federal income tax consequences if you participate in the Offer and if you do not participate in the Offer.  You should review Section 12 carefully and consult with your own tax advisor to determine the tax consequences of the Offer applicable to your particular situation.

Procedural Risks

You are responsible for making sure that you have made an accurate and complete election on the Election Form, prior to the Expiration Time.  We intend to confirm the receipt of your Election Form promptly after receipt.  If you have not received a confirmation, you must confirm that we have received your complete submission by contacting John Bielinski at First Solar at (602) 414-9300.

Business Related Risks

In addition to those risks discussed above, you are encouraged to read the risk factors outlined in our periodic and other reports filed with the SEC, including the risks discussed in our Annual Report on Form 10-K for the year ended December 30, 2006, which is incorporated herein by reference.

Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations.  If any of the risks actually occur, our business could be harmed.  In that event, the trading price of our common stock could decline.

OFFER TO AMEND ELIGIBLE OUTSTANDING STOCK OPTIONS

THE OFFER

1.	ELIGIBLE OPTIONEES; ELIGIBLE OPTIONS; THE PROPOSED AMENDMENT; 2003 UNIT OPTION PLAN; THE AMENDED OPTIONS; EXPIRATION AND EXTENSION OF THE OFFER.

First Solar, Inc. (“First Solar”) is offering the opportunity to amend, at the election of the applicable option holder, certain portions (the “Eligible Portion”) of certain options (the “Eligible Options”) to purchase First Solar common stock granted under our 2003 Unit Option Plan (the “Plan”).  As described in this Section 1 of this Offer to Amend Eligible Outstanding Stock Options (the “Offering Memorandum”), the Eligible Portion of the Eligible Options, as amended (such options as amended, “Amended Options”), will initially be unexercisable and will become exercisable only during certain time periods or upon the occurrence of certain defined events.  The other material terms and conditions of the Amended Options, including the exercise price and vesting schedule in effect prior to the amendment, will not be affected by the amendment.

We are making the Offer on the terms and subject to the conditions described in this Offering Memorandum, which, together with the accompanying Election Form (Exhibit A), form of Notice of Change of Election (Exhibits B and C) and the personalized Addendum (Exhibit D) that will be provided to each Eligible Optionee, as they may be amended from time to time, constitute the “Offer”.  The Offer is not conditioned on the acceptance of the Offer by a minimum number of option holders or the tender of elections to amend options covering a minimum number of shares.

Eligible Optionees

All holders of Eligible Options who are current employees, executive officers, members of the Board of Directors of First Solar or other service providers of First Solar as of the Expiration Time (as defined below) who hold Eligible Options and who are subject to taxation in the United States may participate in the Offer (the “Eligible Optionees”).  If your employment with us terminates prior to the Expiration Time, you will no longer be an Eligible Optionee.  Unless expressly provided otherwise by the applicable laws of a non-U.S. jurisdiction, your employment with First Solar will remain “at-will” regardless of your participation in the Offer and can be terminated by you or us at any time.

Eligible Options

The Eligible Options that are the subject of this Offer are those stock options that have each of the following characteristics:

•	stock options that were granted to an Eligible Optionee under our 2003 Unit Option Plan (the “Plan”); and

•	stock options that were granted between May 1, 2004 and October 1, 2005, inclusive.

Please note that references to our common stock and stock options include our limited liability membership units and options to purchase such units for periods prior to our conversion into a corporation in February 2006.  In connection with that conversion, each option to purchase one limited liability membership unit was converted to an option to purchase one share of our common stock, subject to the same terms and conditions.

Only certain portions of the Eligible Options may be amended under the Offer.  The portion of the Eligible Option that is eligible to be amended under the Offer is the portion that has each of the following characteristics (the “Eligible Portion”):

•	the portion of the Eligible Option that is beneficially owned by the Eligible Optionee;

•	the portion of the Eligible Option that vested or is scheduled to vest on or after January 1, 2005; and

•	the portion of the Eligible Option that is still outstanding and unexercised when the “Expiration Time” occurs.

The Eligible Options consist of stock options that were granted during a specified period of time prior to our initial public offering in November 2006.  There was no public trading market for our common stock prior to November 2006.  In the absence of a public trading market, the Board of Directors set the exercise price of the Eligible Options with a per share exercise price between $2.06 and $4.33 (after giving effect to the 1 to 4.85 stock split on November 1, 2006).  First Solar is offering to amend the Eligible Options because the IRS may take the position that the Eligible Options were granted with an exercise price that was less than the fair market value per share of our common stock underlying the stock options on the stock options’ grant date (that is, the stock options may have been granted at a “discount” to the then-current fair market value of the underlying stock).

Please note that any portion of Eligible Options that (A) has already been exercised, (B) has expired or otherwise been cancelled or (C) is beneficially owned by someone other than the Eligible Optionee is not eligible for the Offer (the “Ineligible Portion”).  Any amendment of the Eligible Portion of your Eligible Options will not affect the Ineligible Portion of your Eligible Options.

In a separate mailing to be sent in connection with this Offering Memorandum, each Eligible Optionee will receive a personalized Addendum that describes his or her Eligible Options (including the Eligible Portions thereof).  If you do not receive your personalized Addendum within 24 hours of receiving these Offering Memorandum materials, please contact John Bielinski at First Solar at (602) 414-9300.

As of June 1, 2007, options to purchase 4,550,334 shares of common stock were issued and outstanding under our Plan, with exercise prices between $2.06 to $4.54.  Of these options, the Eligible Portions of the Eligible Options cover an aggregate of 2,142,751 shares of our common stock.  As of June 1, 2007, the shares of common stock issuable upon the exercise of the Eligible Portions of the Eligible Options represent approximately 47% of the total shares of common stock issuable upon exercise of all options outstanding under the Plan and approximately 3% of the total outstanding shares of our common stock.

The Proposed Amendment

The Offer is an offer to amend the Eligible Portion of each Eligible Option such that to the extent that an Eligible Option will become vested on or following January 1, 2008, such Eligible Option will not be exercisable prior to vesting and will expire on the earlier of (1) March 13, 2009 and (2) the applicable expiration date specified in the stock option agreement (including earlier expiration following a termination of service).  For example, if the Eligible Option vests on August 31, 2008, the Eligible Optionee will generally have until March 13, 2009 to exercise the Eligible Option.  All of the foregoing constitutes the “Amended Exercise Schedule”.

Any Eligible Option you elect to amend (each an “Amended Option” and collectively, the “Amended Options”) will have the same material terms and conditions as it did prior to the amendment, including the same exercise price and vesting schedule, except that such Amended Options will expire prior to the original expiration date as provided in this Offer.  In general, the original expiration date of the Eligible Options is August 31, 2013, dependent upon continuous service with First Solar.

Regardless of the provisions of the stock option agreement or any employment or other agreement regarding limited periods for option exercise following termination of continuous service (whether on account of death, disability or other reason, including voluntary termination or involuntary termination by First Solar), which limited periods will generally still apply to Amended Options, the Amended Options must be exercised prior to March 13, 2009 (or by the fixed expiration date specified in the stock option agreement, if such fixed expiration date occurs prior to March 13, 2009).

You should be aware that the Amended Option will have a different expiration date than the existing Eligible Option.  By your electing to amend your Eligible Option to have the Amended Exercise Schedule, your Amended Option may expire earlier than it otherwise may have expired.

If you have not exercised your Amended Option by March 13, 2009 (the “New Expiration Date”), the relevant portion of your Amended Option will expire and you will have no further rights to purchase such shares under the relevant portion of your Amended Option.

If you have more than one Eligible Option, you may choose to tender some or all of your Eligible Options.  However, with respect to any individual Eligible Option, you must tender all or none of the shares subject to the Eligible Portion of that Eligible Option.

The Amended Options

This Offer is subject to the terms and conditions described in this Offering Memorandum.  We will only accept Eligible Options that are properly submitted for amendment and not validly withdrawn in accordance with Sections 4 and 5 of this Offering Memorandum before the Offer expires on the Expiration Time.  We may, however, reject any or all Election Forms or Notice of Change in Election Forms to the extent that we determine they were not properly submitted and timely received, to the extent that we determine it is unlawful to accept the Eligible Option elected for amendment or to the extent certain conditions described in this Offering Memorandum exist which in our reasonable judgment make it inadvisable to proceed with the Offer.  See Sections 6 and 7 of this Offering Memorandum.

Unless we amend or terminate the Offer in accordance with its terms, First Solar will amend the Eligible Portion of those Eligible Options as to which you properly tendered and accepted as described above, effective as of the Expiration Time (such date, the “Amendment Date”, is currently expected to be July 5, 2007 at 11:59 p.m., MST) to reflect the Amended Exercise Schedule (and associated New Expiration Dates).  You will receive a document entitled “Confirmation of Amendment” from First Solar documenting your Amended Option promptly after the Amendment Date.

The amendment of the Eligible Portion of an Eligible Option pursuant to this Offer will not materially affect the terms and conditions of such option (other than as to the exercise schedule and expiration date).  For example, your Amended Option will continue to be subject to the same exercise price and vesting schedule as in effect prior to the amendment pursuant to this Offer.  The number of shares of our common stock subject to the Amended Option will be equal to the number of shares of our common stock subject to the Eligible Portion of the Eligible Option prior to the amendment.  The Eligible Options were granted as nonstatutory stock options for Federal income tax purposes.

Regardless of the provisions of the stock option agreement or any employment or other agreement regarding limited periods for option exercise following termination of continuous service (whether on account of death, disability or other reason, including voluntary termination or involuntary termination by First Solar), which limited periods will still apply to Amended Options, the Amended Options must be exercised by March 13, 2009 (or by the applicable earlier fixed expiration date specified in the stock option agreement).

Each Amended Option will continue to be subject to the terms and conditions of the Plan and the stock option agreement as in effect prior to the amendment.  The terms of the Plan permit us to amend outstanding options with the written consent of the option holder and permit us to amend outstanding options without any consent if the amendment does not adversely alter or impair any option previously granted under the Plan.  The Board of Directors of First Solar administers the Plan and has currently delegated administration of the Plan to the Compensation Committee of the Board of Directors, including the power to construe, interpret and amend the Plan and the outstanding stock options thereunder.  All shares of common stock issuable upon exercise of options under the Plan, including the shares that will be issuable upon exercise of the Amended Options, have been registered under the Securities Act of 1933 (the “Securities Act”) on one or more Registration Statements on Form S-8 filed with the Securities and Exchange Commission (the “SEC”).  The preceding description of the Plan is a summary and is not complete.  Additional information about the Plan may be found in the S-8 Registration Statements and the related Prospectuses prepared in connection with the Plan.  Please contact I. Paul Kacir at First Solar at (602) 414-9300 to request copies of the Plan or the related Prospectuses.  Copies will be provided promptly and at our expense.

You should carefully review your personalized Addendum that you will receive for any Eligible Option you may tender, as well as the Plan and Plan summary, to familiarize yourself with the terms to which the Amended Options would be subject.

Expiration and Extension of Offer

The Offer, and your right to tender or not to tender Eligible Options for amendment and to withdraw or change any previous election to tender or not to tender Eligible Options for amendment, expire at 11:59 p.m., MST, on July 5, 2007, unless and until we, in our discretion or as required, extend the period of time during which the Offer will remain open.  If we extend the period of time during which the Offer will remain open, the term “Expiration Time” will refer to the latest time and date at which the Offer expires.  Section 13 of this Offering Memorandum describes our rights to extend, terminate and amend the Offer.  We do not currently expect to extend the Offer beyond 11:59 p.m., MST, on July 5, 2007.

If you wish to accept the Offer, you must make a voluntary election before the Expiration Time to amend the Eligible Portions of your Eligible Options.  Any election to amend your Eligible Options, if not validly withdrawn before the Expiration Time, will be irrevocable after that time.  If we extend the Offer, we must receive the required documents before the extended Expiration Time.  If you do not elect to amend Eligible Options before the Expiration Time, those options will remain intact, with their current exercise schedule, expiration dates, exercise price, vesting schedule and other terms.  You should be aware that adverse tax consequences under Section 409A may apply to your Eligible Option if it is not amended pursuant to this Offer and if the IRS takes the position that the Eligible Options were granted at a discount from fair market value on the date of grant.  You will be solely responsible for any taxes, penalties or interest payable under Section 409A (and any state laws of similar effect).

2.	PURPOSE OF THE OFFER.

A cornerstone of our success has been the motivation of our employees through appropriate levels of cash and equity compensation.  We granted the Eligible Options to attract and motivate our employees and to strengthen the alignment of interests between our employees and stockholders.

The IRS may take the position that the Eligible Options were granted under the Plan with an exercise price that was less than the fair market value per share of our common stock underlying such options on their grant date (that is, they may have been granted at a “discount” to the then-current fair market value of the underlying stock), and therefore, such options may be subject to adverse tax consequences under Section 409A and the regulations and other interpretive guidance issued by the IRS thereunder.  Section 409A of the Code, which was generally effective as of January 1, 2005, was added by the American Jobs Creation Act of 2004 (the “AJCA”) to address perceived abuses in deferred compensation by restricting election and distribution alternatives.  Under the AJCA, deferred compensation includes stock options with an  exercise price less than fair market value, to the extent such options were unvested as of January 1, 2005.

We believe that the following adverse U.S. Federal tax consequences could apply to stock options that are deemed to be nonqualified deferred compensation under Section 409A:

•
The option holder would recognize taxable income the year in which the stock option vests.  The amount of income recognized in connection with the vesting of the stock option will be equal to the fair market value of the newly vested shares as of December 31 of the year of vesting, less the exercise price payable for those shares.

•	The option holder would incur a twenty percent (20%) tax in addition to ordinary income tax on the income recognized in connection with the vesting of the stock option.

•	The option holder would also be liable for interest at a penalty rate if the taxes are not paid on a timely basis.

•
The option holder may also be liable for additional income taxes and penalty taxes and interest on increases in the value of option shares that occur after the applicable year of vesting until the stock option is exercised or expires.

First Solar would be required to report income subject to penalties and make applicable withholdings on such income if it is determined that the Eligible Options are deemed to be nonqualified deferred compensation.

Taxation would occur in such manner even though the stock option remains unexercised.  While it is not certain how any future annual increases in the value would be measured, such taxation could be based on the value of the shares on December 31 of the applicable year or on the highest value achieved by the shares during the applicable year.

Certain states have adopted provisions similar to Section 409A under state tax law, and for option holders subject to income taxation in such states, the total penalty tax could be up to 40% (a 20% Federal penalty tax and up to a 20% state penalty tax).  This penalty tax would be in addition to ordinary state and Federal income tax.

The Offer is being made to permit Eligible Optionees to address the potential adverse tax consequences that may apply to their Eligible Options under Section 409A, by amending such options with terms that we believe should avoid the application of such adverse tax treatment.

Neither we nor our Board of Directors will make any recommendation as to whether you should accept the Offer to amend the Eligible Portion of your Eligible Option, nor have we authorized any person to make any such recommendation.  You must make your own decision whether to accept the Offer, after taking into account your own personal circumstances and preferences.  You should be aware that adverse tax consequences under Section 409A (and state laws of similar effect) may apply to your Eligible Option if it is not amended pursuant to the Offer and if the IRS takes the position that the Eligible Options were granted at a discount from fair market value on the date of grant.  You will be solely responsible for any taxes, penalties or interest payable under Section 409A (and state laws of similar effect).  You are urged to evaluate carefully all of the information in the Offer and to consult your own investment, legal and tax advisors.

3.	STATUS OF ELIGIBLE OPTIONS NOT EXCHANGED FOR AMENDED OPTIONS.

If you choose not to accept the Offer to amend your Eligible Option, the Eligible Option will continue to remain outstanding in accordance with its existing terms, and you may be subject to adverse tax consequences under Section 409A.  You will be solely responsible for any taxes, penalties or interest payable under Section 409A (and state laws of similar effect).

4.	PROCEDURES FOR AMENDING ELIGIBLE OPTIONS.

Making Your Election

Obtain Election Forms.  In a separate email sent in connection with this Offer, each Eligible Optionee is receiving a personalized statement called the Addendum (substantially in the form of Exhibit D hereto) that describes his or her Eligible Options (including the Eligible Portions thereof).  If you did not receive your personalized Addendum please contact John Bielinski at First Solar at (602) 414-9300.  An Election Form is attached hereto as Exhibit A.

Completing Election Forms.  Complete the Election Form following the instructions on the Election Form.  You will need to check the appropriate box next to your Eligible Option to indicate whether or not you intend to amend your Eligible Option in accordance with the terms of the Offer.  You must complete and send an Election Form for each Eligible Option whether or not you elect to amend the Eligible Option.  The Election Forms must be hand-delivered or scanned and emailed to your local Human Resources Department.  Promptly after receipt by First Solar of your Election Form, you will receive confirmation evidencing such receipt.  In the event that you do not receive confirmation that First Solar has received your Election Form or have any questions about submitting your Election Form, you should contact your local Human Resources Department.  Your Election Form must be received by First Solar before 11:59 p.m., MST, on July 5, 2007 (or a later expiration date if First Solar extends the Offer).  If your Election Form is not received on or before the Expiration Time, it will be disregarded.

You do not need to return the stock option agreement for your Eligible Option, if you have it, to effectively elect to accept the Offer, as it will be amended automatically if First Solar accepts your Eligible Option for amendment.  You will not, however, receive a copy of an amended stock option agreement.  If your Election Form is accepted, you will receive a Confirmation of Amendment after the Amendment Date.

If we extend the Offer beyond the Expiration Time, then you must complete and submit, and we must receive, your Election Form before the extended Expiration Time.  We may decline to amend any Eligible Options to the extent that we determine the Election Form is not properly completed or to the extent that we determine it would be unlawful to accept the Eligible Option.  Although we may later extend, terminate or amend the Offer, we currently expect to accept all properly submitted Eligible Options promptly following the deadline of 11:59 p.m., MST, on July 5, 2007 (or a later expiration date if First Solar extends the Offer).  If you do not complete and submit, and we do not receive, your Election Form before the Offer expires, it will have the same effect as if you rejected the Offer.

Options To Be Amended

You are not required to tender all of your Eligible Options.  However, with respect to a given Eligible Option, we will not accept a tender of less than the entire Eligible Portion of your Eligible Option.  If you tender your Eligible Option for amendment, you must tender all of the Eligible Portion subject to such Eligible Option.

Determination of Validity; Rejection of Eligible Options; Waiver of Defects; No Obligation to Give Notice of Defects

We will determine, in our discretion, all questions as to the number of shares subject to the Eligible Options and the Eligible Portions of the Eligible Options, as well as the validity, form, eligibility (including time of receipt) and acceptance of Election Forms and Notice of Change in Election Forms.  Our determinations regarding these matters will be final and binding on all parties.  We may reject any or all Election Forms or Notice of Change in Election Forms to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept the Eligible Option that you elected to amend.  We may waive any or all of the conditions of the Offer for all Eligible Optionees.  If we waive a condition to the Offer for any one Eligible Optionee, the condition will be waived for all Eligible Optionees.  We may waive any defect or irregularity in any Election Form or Notice of Change in Election Form with respect to any particular option or any particular Eligible Optionee.  No Eligible Options will be accepted for amendment until all defects or irregularities in the submission have been cured by the Eligible Optionee or waived by us.  However, neither we nor any other person is obligated to give notice of any defects or irregularities involved in the election to amend any Eligible Option, and no one will be liable for failing to give notice of any such defects or irregularities.  The Offer is a one-time offer and we will strictly enforce the Offer period, subject to our right to grant an extension of the Offer at our sole discretion.

Our Acceptance Constitutes an Agreement

Your election to accept the Offer pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Offer.  If you receive a confirmation of receipt of your Election Form, you may assume that your properly executed and delivered Election Form has been accepted.  Our acceptance of your properly submitted Election Form will form a binding agreement between you and us on the terms and subject to the conditions of this Offer.  If we accept your election to amend the Eligible Portion of your Eligible Option, that Eligible Option (and the applicable stock option agreement) will be considered automatically amended as to the Eligible Portion, without any further action by any party.

Subject to our rights to extend, terminate, postpone and/or amend the Offer or to reject the Eligible Option you elect to amend, we currently expect that we will accept promptly after the Expiration Time all properly and timely made elections to amend Eligible Options that have not been validly withdrawn.

5.	CHANGE IN ELECTION.

You may only change your election by following the procedures described in this Section 5.

You may change your election at any time before 11:59 p.m., MST, on July 5, 2007.  If we extend the Offer beyond that time, you may change your election at any time until the extended Expiration Time.  Additionally, you may withdraw the Eligible Option you elected to amend if after forty (40) business days after the commencement of the Offer we have not accepted for amendment the Eligible Option you elected to amend.  The date of the fortieth (40th) business day is July 31, 2007.

Please note that there are two different Notice of Change in Election Forms, one of which is to be used if you wish to reject the Offer after having accepted it (Exhibit B) and the other, if you wish to accept the Offer after having rejected it (Exhibit C).  If you intend to change an election, it is important that you follow the procedures outlined below.

To change your election, you must submit, and we must receive, the appropriate Notice of Change in Election Form, attached to this Offering Memorandum as Exhibit B or Exhibit C, as applicable, before 11:59 p.m., MST, on July 5, 2007 (or a later expiration date if First Solar extends the Offer).  Please make a copy of your Notice of Change in Election Form for your record-keeping purposes, prior to submission.  Promptly following our receipt of your form, you will receive confirmation that First Solar has received your Notice of Change in Election Form.  In the event that you do not receive confirmation that First Solar has received your Notice of Change in Election Form, you must contact John Bielinski at First Solar at (602) 414-9300 and provide a copy of your Notice of Change in Election Form and such other documentation as may be necessary to evidence proper and timely submission of your Notice of Change in Election Form.

Notice of Change in Election Forms must be received before 11:59 p.m., MST, on July 5, 2007 (or a later expiration date if First Solar extends the Offer).  Notice of Change in Election Forms not received by the Expiration Time will be disregarded.  Please note that if you previously elected to reject the Offer and wish to change your election and accept the Offer, you must also complete and submit a new Election Form along with the Notice of Change in Election Form.  You may change your election more than once.  The Notice of Change in Election Form and new Election Form (if applicable) must be submitted via the process described above.

Neither we nor any other person is obligated to give you notice of any defects or irregularities in any Notice of Change in Election Form, and no one will be liable for failing to give notice of any defects or irregularities.  We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of Notice of Change in Election Forms.  Our determinations regarding these matters will be final and binding.

6.	ACCEPTANCE OF ELIGIBLE OPTIONS FOR AMENDMENT.

On the terms and subject to the conditions of this Offer and as promptly as practicable following the Expiration Time, we expect to accept for amendment all Eligible Options properly elected for amendment and not validly withdrawn before the Expiration Time.

We will give you notice of our acceptance for amendment of Eligible Options validly elected for amendment and not properly withdrawn as of the Expiration Time.  We will notify you on or prior to July 5, 2007 (or a later expiration date if we extend the Offer), or as soon as possible thereafter, if we reject your election.  Provided you have received a confirmation of receipt of Election Form, if you are not notified of a rejection, you may assume that your properly executed and delivered Election Form has been accepted.  Promptly after we accept Eligible Options for amendment, we will send each Eligible Participant who accepted the Offer a document entitled “Confirmation of Amendment”.

7.	CONDITIONS OF THE OFFER.

Notwithstanding any other provision of the Offer, we will not be required to accept the Eligible Option that you elect to amend, and we may terminate or amend the Offer, or postpone our acceptance of the Eligible Option that you elect to amend, in each case if at any time on or after June 5, 2007 and on or before July 5, 2007, we determine that any of the following events has occurred that, in our reasonable judgment, materially impairs the contemplated benefits of the Offer to us and thus makes it inadvisable for us to proceed with the Offer or to accept the Eligible Options that you elect to amend:

•	if we are required by the SEC or other regulatory agency to extend the Expiration Time beyond July 5, 2007; or

•
if any action or proceeding is threatened, pending or taken, or any approval is withheld, by any court or any government agency, authority or tribunal, or any other person, domestic or foreign, which action or withholding, in our reasonable judgment, would or might directly or indirectly:

(a)
challenge the making of the Offer or make it illegal for us to accept some or all of the Eligible Options or otherwise restrict or prohibit consummation of the Offer or otherwise relate to the Offer; or

(b)	delay or restrict our ability, or render us unable, to accept the Eligible Options for amendment for some or all of the Eligible Options elected for amendment.

The conditions to the Offer are for our benefit.  We may assert the conditions to the Offer in our discretion before the Expiration Time and we may waive the conditions to the Offer in accordance with applicable law, at any time and from time to time before the Expiration Time, whether or not we waive any other condition to the Offer.  Should we decide to waive any of the conditions to the Offer, we must do so before 11:59 p.m., MST, on July 5, 2007 (or a later expiration date if the Offer is extended).

Our failure to exercise any of these rights is not a waiver of any of these rights.  The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances.  However, once we choose to waive a particular right, we may not reassert that particular right again in this Offer.  Any determination we make concerning the events described in this Section 7 will be final and binding on all Eligible Optionees.

We currently expect that we will accept promptly after the Expiration Time all Eligible Options that are properly submitted to be amended and have not been validly withdrawn prior to the Expiration Time.

The Offer is not conditioned upon any financing arrangement or financing plans.

8.	PRICE RANGE OF COMMON STOCK.

There is no established trading market for the Eligible Options.  The securities underlying the Eligible Options are shares of our common stock, which are traded on The NASDAQ Global Market (“Nasdaq”) under the symbol “FSLR”.  The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as quoted on Nasdaq:

	High	Low
Fiscal 2007
Second Quarter (through June 1, 2007)	$72.48	$52.08
First Quarter	$59.88	$27.54

Fiscal 2006
Fourth Quarter (from November 17, 2006)	$30.00	$23.50

As of June 1, 2007, the last reported sale price of our common stock, as reported on Nasdaq, was $68.17 per share.

We have never declared or paid any cash dividends on our common stock or other securities, and we currently do not anticipate paying any cash dividends in the foreseeable future.

9.	INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS INVOLVING OPTIONS.

The directors and executive officers of First Solar and their positions and offices as of May 31, 2007 are set forth in the following table:

Name	Age	Position
Michael J. Ahearn	50	Chief Executive Officer, Chairman
Bruce Sohn	45	President, Director
Jens Meyerhoff	42	Chief Financial Officer
Kenneth M. Schultz	44	Vice President, Sales & Marketing
I. Paul Kacir	41	Vice President, General Counsel and Corporate Secretary
James F. Nolan	75	Director
J. Thomas Presby	67	Director
Paul H. Stebbins	50	Director
Michael Sweeney	49	Director

The address of each director and executive officer is c/o First Solar, Inc., 4050 East Cotton Center Boulevard, Building 6, Suite 68, Phoenix, Arizona 85040, and the telephone number is (602) 414-9300.

As of May 31, 2007, our executive officers and directors as a group (10 persons), including George A. (“Chip”) Hambro who served as our Chief Operating Officer until May 3, 2007, held outstanding options to purchase a total of 2,103,301 shares of our common stock under our equity incentive and stock option plans.  This represented approximately 34% of the shares subject to all outstanding options under our equity incentive and stock option plans as of that date.  As of May 31, 2007, our executive officers and directors as a group (10 persons), including George A. (“Chip”) Hambro who served as our Chief Operating Officer until May 3, 2007, held no Eligible Options.  Executive officers and members of the Board of Directors will be eligible to participate in this Offer in accordance with the same terms and conditions as all of the Eligible Optionees.  See Section 1.  Eligible Optionees; Eligible Options; the Proposed Amendment; 2003 Unit Option Plan; the Amended Options; Expiration and Extension of the Offer.

The following table sets forth the ownership of each of our directors and executive officers and all of our executive officers and directors as a group (10 persons), including George A. (“Chip”) Hambro who served as our Chief Operating Officer until May 3, 2007, of the aggregate number of shares subject to all outstanding options held by such persons under our equity incentive and stock option plans and the number of shares subject to the Eligible Portion of Eligible Options as of May 31, 2007.  The percentages below are based upon the total number of outstanding options, whether or not the stock options are eligible for amendment.

Name of Option holder	Number of Options Held (Total)	Percentage of Options Outstanding
Directors:
Michael J. Ahearn	—	0%
James F. Nolan	65,750	1%
J. Thomas Presby	—	0%
Bruce Sohn	222,750	4%
Paul H. Stebbins	—	0%
Michael Sweeney	72,750	1%
Executive Officers:
Michael J. Ahearn	—	0%
Bruce Sohn	222,750	4%
George A. (“Chip”) Hambro(1)	685,300	11%
Jens Meyerhoff	187,501	3%
Kenneth M. Schultz	786,800	13%
I. Paul Kacir	82,450	1%
All directors and executive officers as a group (10 persons)	2,103,301	34%

(1) George A. (“Chip”) Hambro served as our Chief Operating Officer until May 3, 2007, and was not an executive officer as of May 31, 2007.

The following are, to the best of our knowledge, the only transactions that we, our directors, our executive officers or the affiliates of any of our directors or executive officers have engaged in that involved options to purchase our common stock or involved a purchase of our common stock during the 60 days prior to this Offer:

•	On May 21, 2007, Michael J. Ahearn sold 187,983 shares pursuant to a Rule 10b5-1 trading plan.

•	On May 21, 2007, James F. Nolan exercised options to purchase 5,223 shares and then sold all such shares pursuant to a Rule 10b5-1 trading plan.

•	On May 21, 2007, Kenneth M. Schultz exercised options to purchase 94,010 shares and then sold all such shares pursuant to a Rule 10b5-1 trading plan.

•	On May 21, 2007, Michael T. Sweeney sold 25,000 shares.

•	On May 21, 2007, George A. Hambro exercised options to purchase 94,010 shares and then sold all such shares pursuant to a Rule 10b5-1 trading plan.

•	On May 21, 2007, George A. Hambro exercised options to purchase 150,000 shares and then sold all such shares.

•	On May 21, 2007, George A. Hambro exercised options to purchase 30,990 shares and then sold all such shares pursuant to a Rule 10b5-1 trading plan.

•	On May 22, 2007, Michael J. Ahearn sold 62,017 shares pursuant to a Rule 10b5-1 trading plan.

•	On May 22, 2007, James F. Nolan exercised options to purchase 1,777 shares and then sold all such shares pursuant to a Rule 10b5-1 trading plan.

•	On May 22, 2007, Kenneth M. Schultz exercised options to purchase 30,990 shares and then sold all such shares pursuant to a Rule 10b5-1 trading plan.

•	On June 1, 2007, Jens Meyerhoff exercised options to purchase 37,500 shares and then sold all such shares pursuant to a Rule 10b5-1 trading plan.

Neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers is a party to any agreement, arrangement, understanding or relationship, whether or not legally enforceable, with any other person relating directly or indirectly, with respect to options to purchase our common stock or Eligible Options, including but not limited to, any agreement, arrangement, understanding or relationship concerning the transfer or the voting of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations, except for the following:

•	outstanding options to purchase an aggregate of 4,550,344 shares of our common stock pursuant to the Plan, as of May 31, 2007;

•
outstanding options to purchase an aggregate of 1,637,959 shares of our common stock and 22,675 restricted stock units (RSU) pursuant to our 2006 Omnibus Incentive Compensation Plan (the “2006 Plan”), as of May 31, 2007; and

•	an aggregate of 34,560,172 shares of our common stock reserved for issuance to our employees pursuant to the Plan and the 2006 Plan, as of May 31, 2007.

10.	ACCOUNTING CONSEQUENCES OF THE OFFER.

Assuming all of the Eligible Options subject to this Offer are tendered, we anticipate that we will incur an expense of up to approximately $100,000.  This amount includes, but is not limited to, filing, legal and accounting fees and printing costs.  According to Financial Accounting Standards No. 123(R) (“SFAS No. 123(R)”), Share-Based Payment, a company modifying an award under SFAS No. 123(R) would incur compensation cost for any incremental difference in fair value between the new award and the old award, measuring the old award’s fair value immediately before the modification.  If an Eligible Option is tendered pursuant to the Offer, the modified award results in a lower fair value than the original award, and thus, the modification does not result in an accounting consequence.

11.	LEGAL MATTERS; REGULATORY APPROVALS.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the Offer, or of any approval or other action by any government or regulatory authority or agency that is required for completion of the Offer.  If any other approval or action should be required, we presently intend to seek the approval or take the action.  This could require us to delay the acceptance of the Eligible Option that you elect to amend.  We cannot assure you that we would be able to obtain any required approval or take any other required action.  Our failure to obtain any required approval or take any required action might result in harm to our business or delay in the Offer.  Our obligation under the Offer to amend Eligible Options is subject to conditions, including the conditions described in Section 7 of this Offering Memorandum.

12.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

The following is a general summary of the material U.S. Federal Income Tax consequences of the amendment of Eligible Options under the Offer. Before accepting the Offer, we recommend that you consult with your tax advisor to determine the Federal, state, local and foreign tax consequences of electing to participate in the Offer.  Actual tax liability or any penalties as a result of a failure to timely remit the proper amount of taxes will be your responsibility to pay.  This discussion is based on the Code, its legislative history, Treasury Regulations (including the proposed forms) and administrative and judicial interpretations as of the date of the Offer, all of which may change, possibly on a retroactive basis.  This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of Eligible Optionees.

Tax Consequences Generally Applicable to Nonstatutory Stock Options.  Under the Code, no taxable income is recognized by an option holder upon the grant of a nonstatutory option.  In general, the option holder will recognize ordinary income, in the year in which the stock option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the option holder will be required to satisfy the tax withholding requirements applicable to such income.  First Solar will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the option holder with respect to the exercised nonstatutory option.  The deduction will in general be allowed for our taxable year in which such ordinary income is recognized by the option holder.

Tax Consequences Related to Eligible Options that Are Not Amended in the Offer.  Because the IRS may take the position that your Eligible Options were granted with an exercise price that may be lower than the fair market value of the underlying shares on the date of grant, and those Eligible Options were not fully vested prior to January 1, 2005 and were not exercised prior to January 1, 2006, such Eligible Options may be deemed to be nonqualified deferred compensation that is subject to adverse taxation under Section 409A.  We believe that the following adverse U.S. Federal tax consequences could apply to stock options that are deemed to be nonqualified deferred compensation under Section 409A:

•
The option holder would recognize taxable income the year in which the stock option vests.  The amount of income recognized in connection with the vesting of the stock option will be equal to the fair market value of the newly vested shares as of December 31 of the year of vesting, less the exercise price payable for those shares.

•	The option holder would incur a twenty percent (20%) tax in addition to ordinary income tax on the income recognized in connection with the vesting of the stock option.

•	The option holder would also be liable for interest at a penalty rate if the taxes are not paid on a timely basis.

•
The option holder may also be liable for additional income taxes and penalty taxes and interest on increases in the value of option shares that occur after the applicable year of vesting until the stock option is exercised or expires.

First Solar would be required to report income subject to penalties and make applicable withholdings on such income if it is determined that the Eligible Options are deemed to be nonqualified deferred compensation.

Taxation would occur in such manner even though the stock option remains unexercised.  While it is not certain at this time how any future annual increases in value would be measured, such taxation could be based on the value of the shares on December 31 of the applicable year or the highest value achieved by the shares during that year.

Certain states have adopted provisions similar to Section 409A under state tax law, and for option holders subject to income taxation in such states, the total penalty tax could be up to 40% (a 20% Federal penalty tax and up to a 20% state penalty tax).  This penalty tax would be in addition to ordinary income tax.  It is not certain that participation in the Offer will help avoid or minimize the potential adverse tax consequences under such state laws, and we make no representations as to the effect of this Offer on the application of such state tax laws.

Tax Consequences Related to Eligible Options that Are Amended in the Offer.

•
Acceptance of Offer.  If you accept the Offer to amend the Eligible Portion of your Eligible Option, there should be no taxable event for U.S. Federal income tax purposes at the time of your acceptance.

•	Amendment of the Eligible Option. The amendment of your Eligible Option should not be a taxable event for U.S. Federal income tax purposes.

•
Exercise of Amended Option.  We expect to treat your Amended Option as a nonstatutory stock option for U.S. Federal income tax purposes.  Accordingly, upon each exercise of your Amended Option, you will recognize ordinary income taxable at regular rates equal to the excess of (i) the fair market value of the purchased shares at the time of exercise over (ii) the exercise price paid for those shares, and First Solar must collect the applicable withholding taxes with respect to such income.

•
Sale of Acquired Shares.  The subsequent sale of the shares acquired upon the exercise of your Amended Option will give rise to a capital gain to the extent the amount realized upon that sale exceeds the sum of the (i) exercise price paid for the shares plus (ii) the taxable income recognized in connection with the exercise of your Amended Option for those shares.  A capital loss will result to the extent the amount realized upon such sale is less than such sum.  The gain or loss will be long-term if the shares are not sold until more than one (1) year after the date the Amended Option is exercised for those shares.

Other Tax Consequences.  If you are subject to the tax laws in more than one jurisdiction, you should be aware that tax consequences of more than one country may apply to you as a result of your receipt, vesting or exercise of an option grant and/or your participation in the Offer.  You should be certain to consult your personal tax advisor to discuss these consequences.

13.	EXTENSION OF OFFER; TERMINATION; AMENDMENT.

We expressly reserve the right, in our discretion, at any time and from time to time, to extend the period of time during which the Offer is open and delay accepting any options amended by announcing the extension and giving oral or written notice of the extension to the Eligible Optionees.

We also expressly reserve the right, in our reasonable judgment, prior to the Expiration Time, to terminate or amend the Offer and to postpone our acceptance of any Eligible Options elected for amendment if any of the conditions specified in Section 7 of this Offering Memorandum occur.  In order to postpone the acceptance of any Eligible Option, we must announce the postponement and give oral or written notice of the postponement to the Eligible Optionees.

As long as we comply with any applicable laws, we may amend the Offer in any way, including decreasing or increasing the number of Eligible Options to be amended in the Offer.  We may amend the Offer at any time by announcing the amendment.  If we extend the length of time during which the Offer is open, we will issue the amendment prior to 11:59 p.m., MST, on the announced Expiration Time.  Any announcement relating to the Offer will be sent promptly to Eligible Optionees in a manner reasonably designed to inform Eligible Optionees of the change.

If we materially change the terms of the Offer or the information about the Offer, or if we waive a material condition of the Offer, we may extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act.  Under these rules, the minimum period an Offer must remain open following material changes in the terms of the Offer or information about the Offer will depend on the facts and circumstances.  We will publish a notice if we decide to take any of the following actions:

•	increase or decrease the number of Eligible Options to be amended in the Offer; or

•	extend or terminate the Offer.

If the Offer is scheduled to expire within ten (10) business days from the date we notify you of such an increase or decrease, we intend to extend the Offer until ten (10) business days after the date the notice is published.

14.	FEES AND EXPENSES.

We will not pay any fees or commissions to any broker, dealer or other person asking holders of Eligible Options to amend their Eligible Options in connection with this Offer.

15.	INFORMATION ABOUT FIRST SOLAR.

General.  Our corporate headquarters are located at 4050 East Cotton Center Boulevard, Building 6, Suite 68, Phoenix, Arizona 85040 and our telephone number is (602) 414-9300. We maintain a website at www.firstsolar.com.  The information on our web site is not a part of this Offer.

Business.  We design and manufacture solar modules using a proprietary thin film semiconductor technology that has allowed us to reduce our average solar module manufacturing costs to among the lowest in the world.  Our average manufacturing costs were $1.40 per Watt in 2006 and $1.29 per Watt in the first three months of 2007, which we believe were significantly less than those of traditional crystalline silicon solar module manufacturers.  We are the first company to integrate non-silicon thin film technology into high volume low cost production. Our manufacturing process transforms an inexpensive 2ft x 4ft (60cm x 120cm) sheet of glass into a complete solar module in less than three hours, using approximately 1% of the semiconductor material used to produce traditional crystalline silicon solar modules.  Our ability to attract customers with competitive pricing, in combination with our replicable low cost manufacturing process, afforded us a gross margin of 40% in 2006 and 45% in the first three months of 2007. By continuing to expand production and improve our technology and manufacturing process, we believe that we can further reduce our manufacturing costs per Watt and improve our cost advantage over traditional crystalline silicon solar module manufacturers.  Our objective is to become, by 2010, the first solar module manufacturer to offer a solar electricity solution that competes on a non-subsidized basis with the price of retail electricity in key markets in North America, Europe and Asia.

Information concerning our business, including our background, strategy, products, collaborative efforts, manufacturing, research and product development, competition, intellectual property and employees included in our Annual Report on Form 10-K for the year ended December 30, 2006, filed with the SEC on March 16, 2007, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, filed with the SEC on May 8, 2007, is incorporated by reference herein and may be inspected at, and copies obtained from, the places in the manner described in Section 16 of this Offering Memorandum.

Financial Information.  The following selected financial data is derived from our consolidated financial statements, as filed with the SEC.  The selected financial data should be read in conjunction with the consolidated financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 30, 2006, filed with the SEC on March 16, 2007, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, filed with the SEC on May 8, 2007.  All amounts are in thousands, except per unit/share data.

	Year Ended		Three Months Ended
	December 31,	December 30,	March 31, 2007
	2005	2006
			(unaudited)
Statement of Operations Data:
Net sales	$48,063	$134,974	$66,949
Cost of sales	31,483	80,730	36,907
Gross profit (loss)
Research and development	16,580	54,244	30,042
Selling, general and administrative	2,372	6,361	3,058
Production start-up	15,825	33,348	13,690
	3,173	11,725	8,474
Operating income (loss)
	(4,790)	2,810	4,820
Foreign currency gain (loss)	(1,715)	5,544	(270)
Interest expense	(418)	(1,023)	(201)
Other income (expense), net	372	1,849	3,960
Income tax expense	—	5,206	3,281

Income (loss) before cumulative effect of change in accounting principle	(6,551)	3,974	5,028
Cumulative effect of change in accounting for share-based compensation	89	—	—

Net income (loss)	$(6,462)	$3,974	$5,028

Net income (loss) per unit/share data
Basic net income (loss) per unit/share
Net income (loss) per unit/share	$(0.13)	$0.07	$0.07
Weighted average units/shares	48,846	56,310	72,347
Diluted net income (loss) per unit/share
Net income (loss) per unit/share	$(0.13)	$0.07	$0.07
Weighted average units/shares	48,846	58,255	75,392

Balance Sheet Data:
Cash and cash equivalents	$16,721	$308,092	$325,012
Accounts receivable, net	1,098	27,966	7,844
Inventories	6,917	16,510	15,023
Property, plant and equipment, net	73,778	178,868	220,918
Total assets	101,884	578,510	618,763
Total liabilities	63,490	116,844	145,448
Accrued recycling	917	3,724	4,989
Current debt	20,142	19,650	23,875
Long-term debt	28,581	61,047	71,955
Total stockholders’ equity	13,129	411,440	382,218

The financial information included in our Annual Report on Form 10-K for the year ended December 30, 2006 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 is incorporated by reference herein and may be inspected at, and copies may be obtained from, the places and in the manner described in Section 16 of this Offering Memorandum.

16.	ADDITIONAL INFORMATION.

We recommend that you review the following other materials that we have filed with the SEC before making a decision on whether to accept the Offer:

1.	Our Annual Report on Form 10-K for the year ended December 30, 2006, filed on March 16, 2007, including all materials incorporated by reference therein.

2.	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, filed on May 8, 2007, including all materials incorporated by reference therein.

3.	Our Definitive Proxy on Schedule 14A, filed on April 25, 2007.

4.	A Current Report on Form 8-K, dated May 30, 2007 and filed on May 30, 2007.

5.	A Current Report on Form 8-K, dated May 3, 2007 and filed on May 3, 2007 (with respect to Item 5.02).

6.	A Current Report on Form 8-K, dated March 2, 2007 and filed on March 2, 2007.

7.	A Current Report on Form 8-K, dated March 1, 2007 and filed on March 1, 2007.

8.	A Current Report on Form 8-K, dated January 25, 2007 and filed on January 31, 2007.

9.	A Current Report on Form 8-K, dated January 16, 2007 and filed on January 16, 2007.

10.
The description of our common stock, which is registered under Section 12 of the Exchange Act in our registration statement on Form 8-A, filed on November 15, 2006, including any amendments or reports filed for the purpose of updating such description.

You can receive copies of these filings and other information, at prescribed rates, from the SEC by addressing written requests to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549.  In addition, you can read such reports, proxy and information statements, and other information at the public reference facilities at that address.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.  The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding registrants such as First Solar, Inc., that file electronically with the SEC.  The address of the SEC web site is http://www.sec.gov.

We will also provide without charge to each person to whom we deliver a copy of this Offering Memorandum, upon his or her written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents).  Requests should be directed to:

Attn:  John Bielinski
First Solar, Inc.
4050 East Cotton Center Boulevard
Building 6, Suite 68
Phoenix, Arizona 85040

or by telephoning us at (602) 414-9300 between 9:00 a.m. and 5:00 p.m., MST.

As you read the documents listed in this Section 16, you may find some inconsistencies in information from one document to another.  Should you find inconsistencies between the documents, or between a document and this Offering Memorandum, you should rely on the statements made in the most recent document.

The information contained in this Offering Memorandum about First Solar should be read together with the information contained in the documents to which we have referred you.

17.	FORWARD-LOOKING STATEMENTS; MISCELLANEOUS.

This Offering Memorandum, the accompanying documents and our SEC reports referred to above include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  However, the safe harbors of Section 27A of the Securities Act and 21E of the Exchange Act do not apply to statements made in connection with this Offer.  Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management.  In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements.  These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance time frames or achievements to be materially different from any future results, performance, time frames or achievements expressed or implied by the forward-looking statements.  Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements.  These forward-looking statements involve risks and uncertainties that include, among others, those described in the section entitled “Risk Factors Relating to the Offer” in this Offering Memorandum.  More information about factors that potentially could affect our financial results is included in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 30, 2006.

We are not aware of any jurisdiction in which the making of the Offer does not comply with applicable law.  In the event that we determine that we are not legally able to make the Offer in a particular jurisdiction, we reserve the right to withdraw the Offer in that particular jurisdiction and we will inform you of this decision.  If we withdraw the Offer in a particular jurisdiction, the Offer will not be made to, nor will amendments be accepted from or on behalf of, the Eligible Optionees residing in that jurisdiction.

The Board of Directors and the Compensation Committee of the Board of Directors of First Solar recognizes that the decision to accept or reject this Offer is an individual one that should be based on a variety of factors and you should consult your personal advisors if you have questions about your financial or tax situation.  The information about this Offer from First Solar is limited to this document.

First Solar, Inc.	June 5, 2007

EXHIBIT A

ELECTION FORM

I have received the Offer to Amend documents relating to First Solar, Inc.’s (“First Solar”) offer to amend certain stock options granted to certain of its employees (the “Offer”).  I understand that “Eligible Option(s)” consist of options to purchase First Solar common stock granted under the First Solar Holdings, LLC 2003 Unit Option Plan (the “Plan”) that (a) have vested or will vest on or after January 1, 2005, (b) were granted between May 1, 2004 and October 1, 2005, inclusive, and (c) are still outstanding on the date the Offer expires.

I understand that if I elect to amend my Eligible Option(s), my Eligible Options will be amended as follows:  To the extent that such Eligible Options will become vested on or following January 1, 2008, such Eligible Option will not be exercisable prior to vesting and will expire on the earlier of (a) March 13, 2009 and (b) the applicable expiration date specified in the stock option agreement (including earlier expiration following a termination of service).  The foregoing constitutes the “Amended Exercise Schedule.”

Please check the appropriate box next to your Eligible Option(s) to indicate whether you will amend or not amend your Eligible Options.  If you elect to amend your Eligible Options, you must amend all of the shares of common stock subject to such Eligible Options.  A partial amendment will not be accepted.

You may change the terms of your election to amend such Eligible Option(s) by submitting a new Election Form or a Notice to Change Election From Accept to Reject prior to the Offer termination date of July 5, 2007 (or a later expiration date if First Solar extends the Offer).

Grant Number	Grant Date	Exercise Price	Total Number of Applicable Unexercised Shares Subject to the Option (Shares to Be Amended)	I elect to amend this Option Grant	I elect not to amend this Option Grant
				☐	☐

I hereby agree that, unless I revoke my election before 11:59 p.m., MST, on July 5, 2007 (or a later expiration date if First Solar extends the Offer), my election will be irrevocable, and if accepted by First Solar, such surrendered Eligible Options will amend the expiration date as outlined above.

I further understand and agree that I can only elect to tender all shares subject to the Eligible Options listed above that vested or will vest on or after January 1, 2005, and the tender of the Eligible Options listed above will be for the full number of shares subject to such Eligible Options and that vested or will vest on or after January 1, 2005.

I acknowledge and agree that neither the ability to participate in the Offer nor actual participation in the Offer shall be construed as a right to continued employment with First Solar or my employer (except on an at-will basis, unless otherwise required by local law).  I agree that First Solar has made no representations or warranties to me regarding this Offer or the future pricing of First Solar stock, and that my participation in this Offer is at my own discretion.

Please keep a confirmation of receipt of your facsimile transmittal of your Election Form for your record-keeping purposes.

I AGREE THAT FIRST SOLAR SHALL NOT BE LIABLE FOR ANY COSTS, TAXES, LOSS OR DAMAGE THAT I MAY INCUR THROUGH MY ELECTION TO PARTICIPATE IN THIS OFFER.

Option Holder Signature	Social Security Number/Employee ID Number

Option Holder Name (Please Print)	E-mail Address	Date

PLEASE HAND-DELIVER OR SCAN AND EMAIL THIS SIGNED AND COMPLETED ELECTION FORM TO YOUR LOCAL HUMAN RESOURCES DEPARTMENT NO LATER THAN 11:59 P.M., MST, ON JULY 5, 2007 (OR A LATER EXPIRATION DATE IF FIRST SOLAR EXTENDS THE OFFER).

EXHIBIT B

NOTICE OF CHANGE IN ELECTION FROM ACCEPT TO REJECT

If you previously elected to accept First Solar, Inc.’s (“First Solar”) offer to amend certain options held by its employees (the “Offer”), and you would like to change your election and reject the Offer, you must sign this Notice and hand-deliver or scan and email it to your local Human Resources Department before 11:59 p.m., MST, on July 5, 2007, unless the Offer is extended.  If you have questions regarding the process for returning this Notice, please contact your local Human Resources Department.

To First Solar:

I previously received a copy of the Offer to Amend documents (dated June 5, 2007), including all of its attachments, the cover letter and an Election Form.  I signed and returned the Election Form(s), in which I elected to accept the Offer to amend my Eligible Option(s) (as defined in my Election Form).  I now wish to change that election and reject the Offer to amend my Eligible Option(s).  I understand that by signing this Notice and delivering it pursuant to the instructions above, I will be able to withdraw my election to participate in the Offer and reject the Offer instead.  I have read and understand all of the terms and conditions of the Offer.

I understand that in order to reject the Offer, I must sign and deliver this Notice to First Solar by hand-delivery or email to my local Human Resources Department before
11:59 p.m., MST, on July 5, 2007, or if First Solar extends the deadline to amend the Eligible Option(s), before the extended expiration of the Offer.

By rejecting the Offer, I understand that my Eligible Option(s) will not be amended and will continue to be governed by the terms of the existing option agreement(s) between First Solar and me.

I have completed and signed the following exactly as my name appears on my original Election Form.  By executing this form, I hereby bind my successors, assigns and legal representatives.

I do not accept the Offer to amend the following Eligible Option(s):

Grant Number	Grant Date	Exercise Price	Shares Outstanding

Optionee Signature		Date

Name (Please Print)		Employee ID/Social Security Number

Email Address

EXHIBIT C

NOTICE OF CHANGE IN ELECTION FROM REJECT TO ACCEPT

If you previously elected to reject First Solar, Inc.’s (“First Solar”) offer to amend certain eligible stock options (the “Offer”), and you would like to change your election and accept the Offer, you must sign this Notice and a new Election Form and hand-deliver or scan and email both to your local Human Resources Department before 11:59 p.m., MST, on July 5, 2007, unless the Offer is extended.  If you have questions regarding the process for returning this Notice, please contact your local Human Resources Department.

To First Solar:

I previously received a copy of the Offer to Amend documents (dated June 5, 2007), including all of its attachments, the cover letter and an Election Form.  I signed and returned the Election Form(s), in which I elected to reject the Offer to amend my Eligible Option(s) (as defined in my Election Form).   I now wish to change that election and accept the Offer by First Solar to amend my Eligible Option(s).  I understand that by signing this Notice and a new Election Form and delivering both forms pursuant to the instructions above, I will be able to withdraw my rejection of the Offer and accept the Offer instead.  I have read and understand all of the terms and conditions of the Offer.

I understand that in order to accept the Offer, I must sign and deliver this Notice and a new Election Form to First Solar by hand-delivery or email to my local Human Resources Department before 11:59 p.m., MST, on July 5, 2007, or if First Solar extends the deadline to amend the Eligible Options, before the extended expiration of the Offer.

I have completed and signed the following exactly as my name appears on my original Election Form.  By executing this form, I hereby bind my successors, assigns and legal representatives.

I accept the Offer to amend my Eligible Option(s) as indicated in the Election Form completed as of the date hereof and attached hereto.

Optionee Signature	Date

Name (Please print)	Employee ID/Social Security Number

Email Address

EXHIBIT D

FORM OF
ADDENDUM

To:             [Employee Name]
From:         [                    ]
Date:          [                    ], 2007
Re:             Addendum to Offer to Amend Eligible Outstanding Stock Options

This Addendum to First Solar, Inc.’s (“First Solar”) Offer to Amend Eligible Outstanding Stock Options (the “Offer”) describes below the Eligible Portions of your Eligible Options.  Terms not explicitly defined in this Addendum have the same definitions as those used in the Offer. The Eligible Options and Eligible Portions held by you as of May 31, 2007 are identified below:

Eligible Option Number:

Eligible Option Grant Date:

Eligible Option Type:

Eligible Option Price:

Eligible Portion*:

If you have questions regarding the above, please contact your local Human Resources Department.

_______________________

*
Represents the portion of the Eligible Option that vested on or after January 1, 2005 and remains outstanding as of December 1, 2006.  This number is subject to change and the final Eligible Portion of the Eligible Option will be calculated as of the Expiration Time of the Offer.  Please refer to the Offer for further details.